Exhibit 99.1

iRhythm Technologies Announces Update on COVID-19 Impact and Response

Announces Preliminary Revenue Results for First Quarter of 2020; Withdraws 2020 Financial Guidance

SAN FRANCISCO, April 9, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today provided an update on the impact the company is experiencing due to the COVID-19 pandemic and the steps the company is taking in response. The company is also providing a preliminary range for revenue for its first quarter 2020 and is withdrawing full-year 2020 guidance.

“The COVID-19 pandemic has been an unprecedented challenge to the healthcare community and our society,” said Kevin King, CEO. “Through these challenging times, iRhythm is focused on supporting our employees, the patients we serve and our healthcare partners broadly. While we are all facing the challenges in different ways, we are encouraged by the incredible response and dedication of all those that are delivering care for patients and our communities at large. On behalf of everyone at iRhythm, we are sincerely grateful.”

Response to COVID-19
iRhythm is focused on the following priorities:

•Protecting and supporting the health and well-being of our employees, our communities and our customers by limiting the transmission of COVID-19.
Following recommendations from federal and local government and healthcare agencies, iRhythm transitioned employees to a remote work environment beginning in early March. For a small number of our employees who continue to support essential operations at our facilities, we have instituted social distancing and other measures to ensure the safety of our employees. As a testament to the resilience of the iRhythm team, we rapidly implemented business continuity protocols and have been able to transition to a remote operating environment while continuing to deliver our Zio service. We will continue to follow local and national guidelines to determine the appropriate time to resume in-office functions.

•Delivering uninterrupted patient care for both Zio XT and AT and supporting efforts to monitor COVID-19 patients.
While hospital systems and healthcare facilities shift their focus and resources to treating COVID-19 patients and combatting the spread of the coronavirus, we have adapted our service to meet the immediate needs of our physician customers and patients. Our digital service platform enables physician ordering, results reporting, data curation and patient support independent of location, across virtual or in-office care models. As an example, we have significantly increased the utilization of our Home Enrollment service. Home Enrollment allows patients to receive and wear the single-use Zio device without going to a healthcare facility. Physicians can prescribe Zio for their patients, either in-office or through a virtual care setting, and iRhythm ships Zio directly to the patient’s home. We guide patients through the patch application process and inform them of the instructions for wear. Home Enrollment also eliminates clinical staff exposure to cleaning or reusing traditional Holter and event monitors that may have been exposed to viruses or other pathogens.

In addition, health systems with acute needs to facilitate a reduction in healthcare provider contact and the additional need for monitoring capacity are looking to deploy Zio AT for inpatient monitoring. The FDA informed iRhythm that Zio AT usage for this application is consistent with the FDA COVID-19 Remote Monitoring guidance.

•Adjusting our operating plan as appropriate to ensure continued financial strength.
iRhythm continues to maintain a strong cash position and has taken initiatives to adjust our operating plan to ensure the company maintains appropriate liquidity during these uncertain times. The company has proactively taken initial steps to reduce spend, including eliminating or delaying project spend for non-essential programs, reducing spend on travel and consulting, and implementing a hiring freeze. In addition, our Chief Executive Officer, our other named executive officers and other senior executives have agreed to base salary reductions and the directors on our board of directors have agreed to a reduction in their fees, until business and economic conditions improve.

Preliminary First Quarter Financial Results
Revenue for the three months ended March 31, 2020 is anticipated to be in the range of $61.0 million to $62.0 million, an increase of 26% to 28% compared to the same period in 2019. The company estimates an impact due to COVID-19 of approximately $2.0 million to $2.5 million in revenue in the first quarter of 2020. The company is currently conducting its closing process for the first quarter of 2020 including a review of the COVID-19 impact on the company’s reserves and is unable to provide a more precise estimate of its full financial results. Although the company cannot currently predict the extent or duration of the COVID-19 related impact to its financial results, the company does expect the impact of COVID-19 to be more significant in the near-term.

Cash and cash equivalents is anticipated to be approximately $122 million as of March 31, 2020.

Guidance for Full Year 2020
iRhythm is withdrawing its previously announced annual guidance for 2020, which was issued on February 27, 2020. Given the uncertain scope and duration of the pandemic, iRhythm is unable to estimate the impact of the COVID-19 outbreak on its operations and financial results. The Company plans to provide its complete financial results and additional information related to the impact of COVID-19 on its upcoming first quarter 2020 earnings call, which is expected to be in early May.

About iRhythm Technologies, Inc. iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, operating plans and expectations for economic recovery. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 2, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com